Exhibit 99

BOB EVANS REPORTS FISCAL 2012 FULL-YEAR AND FOURTH-QUARTER RESULTS; PROVIDES FY 2013 OUTLOOK

Company announces reported 4Q 2012 earnings per diluted share of $0.76, and fiscal 2012 earnings per diluted share of $2.45; non-GAAP EPS, adjusted for 4Q tax benefits, is $0.68 for the quarter, or $2.42 for the full year, at the higher end of earnings guidance

Sets fiscal year 2013 EPS guidance at $2.66 to $2.72; reaffirms long-term annual earnings growth guidance of 7-10 percent

Farm-Fresh Refresh Program continues to deliver strong results; 50% of Bob Evans Restaurants expected to be converted by end of fiscal 2013

Bob Evans Restaurants to open up to 10 new restaurants during fiscal 2013; Company pleased with the performance of its two new locations in Arkansas, representing expansion of Bob Evans Restaurants’ footprint to a 19th state

Foods segment garners market share gains in sausage and side dish categories during fiscal 2012; continued plant optimization initiatives and summer product launches expected to drive profitable growth in side dish and frozen categories

Continued strong free cash flow generation enabled return of nearly $100 million to shareholders via dividends and share repurchases during fiscal 2012, while investing nearly $90 million in fixed assets

COLUMBUS, Ohio – June 5, 2012 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2012 fourth quarter and full year ended Friday, April 27, 2012.

Fiscal 2012 commentary

Chairman and Chief Executive Officer Steve Davis said, “We achieved the higher end of our EPS guidance range this year. We are particularly pleased with this performance as it caps three years of repositioning each of our businesses for profitable top-line growth. Importantly, we also continued to reduce debt and return capital to shareholders in the form of dividends and share repurchases, while investing in important growth projects. This disciplined and balanced approach to capital allocation has been critical to our past success, and it will continue to drive our strategy.

Fiscal 2012 – Quarter 4 p 1

“Our aggressive roll-out of the Farm-Fresh Refresh remodel program at Bob Evans Restaurants continues to generate returns of nearly 20 percent. Furthermore, with the recent successful opening of two new Bob Evans Restaurant locations in Arkansas, our 19th state, we are leveraging the brand recognition the Foods segment has achieved with its presence on grocery store shelves nationally. Bob Evans Restaurants plans to open up to 10 new restaurants during fiscal 2013 to augment the growth generated by improving trends in the core business, including continued double-digit growth of our off-premise sales layers, as well as the lift provided by the Farm-Fresh Refresh program.”

Davis continued, “Last week, our Foods segment announced its latest plant optimization initiative concerning expansion of its Sulphur Springs, Texas plant. This initiative will enable us to better serve the customers of our high-potential side dish and frozen products businesses, while also providing significant annual cost savings. We believe the initiative will increase annual operating income by approximately $7 to $8 million beginning in fiscal 2015. We expect savings of $4 to $5 million during fiscal 2014, which will be the transition year for the project. Our plant optimization initiatives have helped us offset the cumulative impact of more than $70 million in sow cost increases since 2009. We believe these initiatives will allow us to compete effectively, and maintain margins in the future.

“The Foods segment faced the dual challenges of continued sow cost increases and a highly promotional competitive environment this year. As a result, margins were adversely impacted. Nonetheless, as with our two restaurant segments, we are focused on transforming the Foods segment to deliver top-line and bottom-line growth, even under challenging market conditions. Just as we are evolving our restaurant concepts with off-premise sales layers, the Foods segment is evolving to meet the needs of its customers who are increasingly seeking healthy, convenient products that cater to their time-constrained, on-the-go lifestyles. The Foods segment currently supplies more than 24,000 retail locations, and we believe it has the potential to serve at least 36,000 locations within the next five years. Furthermore, we continue to pursue inorganic growth opportunities to grow the Foods segment profitably.

“While much remains to be accomplished, we are energized by the opportunities that lie ahead. We have long been known for delivering adjusted earnings growth due to our disciplined operating principles. We believe we are now positioned well to deliver profitable top-line growth, and we are proceeding confidently. We pulled back on restaurant development several years ago, because we knew we needed to improve our concepts and close underperforming restaurants. Today, we are undergoing transformational remodel and rebuilding programs, while simultaneously building new restaurants in core and new geographies. Likewise, the Foods segment underwent a transformation of its plant and distribution networks to ready itself for growth. Now the foundation has been set, and we believe our Company is well-positioned for sustainable and profitable growth in fiscal 2013, and beyond.”

The Company is now separating its reporting of Bob Evans Restaurants and Mimi’s Café into two reportable segments. Previously these two chains were aggregated into one reportable segment.

Fiscal 2012 – Quarter 4 p 2

Fiscal 2012 consolidated results

The Company reported consolidated operating income of $107.9 million in fiscal 2012. The full-year results include the negative net pretax impact of $3.9 million, or $2.7 million after tax, from the following items:

•

$3.2 million, $2.3 million, and $0.1 million in Bob Evans Restaurants, Mimi’s Café, and the Foods segment, respectively, for fixed asset impairments related primarily to restaurants and various other properties. These noncash charges increased each segment’s selling, general and administrative (SG&A) expense line.

•	$0.3 million in retirement and severance charges that increased the SG&A line of Mimi’s Cafe.

•	$0.8 million in losses on sale of assets that increased the SG&A line of Bob Evans Restaurants.

•	$0.8 million in gains on sale of assets that reduced the SG&A line of the Foods segment.

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$1.8 million and $0.2 million of additional income for Bob Evans Restaurants and Mimi’s Café, respectively, as a result of eliminating a two-day early cutoff. Prior to fiscal 2012, the consolidated operating results of the Bob Evans Restaurants and Mimi’s Café segments were reported based upon a two-day early cutoff. During fiscal 2012, we eliminated this two-day early cutoff, as it was no longer required to achieve a timely consolidation. The effect of this change was to reflect 367 days of operating results for Bob Evans Restaurants and Mimi’s Café within our fiscal 2012 consolidated income statement. Virtually every line of the income statement was impacted by this item.

Excluding the $3.9 million negative net impact of these charges, the Company’s fiscal 2012 reported consolidated operating income of $107.9 million would have been approximately $111.8 million, or 6.8 percent of net sales.

Earnings per diluted share for fiscal 2012 were reported at $2.45. Excluding the net negative impact of the aforementioned charges, diluted earnings per share would have been $2.54.

The Company reported consolidated operating income of $88.5 million in fiscal 2011. The full-year fiscal 2011 results include the negative net pretax impact of $19.4 million, or $13.5 million after tax, from the following items:

•

$1.9 million and $13.1 million in Bob Evans Restaurants and Mimi’s Café, respectively, for fixed asset impairments, related primarily to restaurants and various other properties. These noncash charges increased each segment’s SG&A line.

•

$3.0 million in restructuring charges related to lean manufacturing productivity initiatives in the Foods segment, including the discontinuation of fresh sausage operations at two facilities, which increased the segment’s SG&A line.

•	$0.9 million and $0.6 million in Bob Evans Restaurants and Mimi’s Café, respectively, for retirement and severance charges. These charges increased each segment’s SG&A line.

Excluding the $19.4 million negative net impact of these charges, the Company’s fiscal 2011 reported consolidated operating income of $88.5 million would have been approximately $107.9 million, or 6.4 percent of net sales.

Fiscal 2012 – Quarter 4 p 3

Earnings per diluted share for fiscal 2011 were reported at $1.78. Excluding the net negative impact of the aforementioned charges, diluted earnings per share would have been $2.22. During the fourth quarter of fiscal 2012, the tax rate recorded by the Company of 18.0% was due primarily to several significant tax benefits for favorable tax reserve adjustments, additional Work Opportunity Tax Credit, and benefits from investments in Corporate Owned Life Insurance. Had the tax rate been 31.0%, consistent with Company guidance for the fourth quarter, our fiscal 2012 non-GAAP diluted EPS would have been $2.42, up 9.0% from last year’s $2.22.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis, excluding the items noted above.

Fiscal 2012 consolidated income statement summary

Below is a summary of the Company’s non-GAAP consolidated fiscal 2012 income statement.

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Net sales – Consolidated non-GAAP net sales were $1.65 billion in fiscal 2012, a 1.8 percent decrease, compared to $1.68 billion in fiscal 2011. This decrease was the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, partially offset by sales generated by new restaurants not currently in the same-store sales base. Net sales in the Foods segment were down due to an increase in promotional discounts from the prior year.

•

Operating income – Consolidated non-GAAP operating income was $111.8 million, or 6.8% of net sales in fiscal 2012, a 3.6 percent improvement, compared to $107.9 million, or 6.4% in fiscal 2011. This increase in both dollars and rate was due to significantly increased profitability at Bob Evans Restaurants, in spite of an additional $2.2 million invested in pre-opening expenses.

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Net interest expense – The Company’s net interest expense was $7.9 million in fiscal 2012, compared to $8.9 million in fiscal 2011. The decrease was primarily the result of lower average borrowings in fiscal 2012 compared to fiscal 2011. The Company reduced its total debt position by $13.6 million in fiscal 2012.

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Income taxes – The Company’s non-GAAP effective tax rate for fiscal 2012 was 27.3%, compared to 31.7% in fiscal 2011. The lower effective tax rate in fiscal 2012 reflects the impact of settlements with certain taxing authorities and a reduction for certain prior years’ tax reserves.

•

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 29.8 million in fiscal 2012, compared to 30.4 million in fiscal 2011. The Company repurchased 2.1 million shares for a total of $70.3 million in fiscal 2012.

Fiscal 2012 – Quarter 4 p 4

Fiscal 2012 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ non-GAAP fiscal 2012 operating income was $91.0 million, or 9.4 percent of net sales. Bob Evans Restaurants’ non-GAAP fiscal 2011 operating income was $76.2 million, or 7.8 percent of net sales. The increase in profitability was due primarily to favorable operating wages and other operating expenses. Pre-opening expenses increased $2.2 million compared to last year.

Net sales – Bob Evans Restaurants’ non-GAAP net sales were $968.6 million in fiscal 2012, a 0.8 percent decrease compared to $976.7 million in fiscal 2011. Same-store sales at Bob Evans Restaurants decreased 0.6 percent in fiscal 2012, with average menu prices up 1.7 percent.

	SSS Restaurants	Feb.	March	April	4Q FY ’12	FY 2012
Bob Evans	554	2.2%	-2.0%	-1.5%	-0.6%	-0.6%

During fiscal 2012, Bob Evans Restaurants:

•	Refreshed 87 restaurants.

•	Opened four new restaurants.

•	Rebuilt three restaurants.

•	Closed two restaurants.

Cost of sales – Bob Evans Restaurants’ non-GAAP cost of sales was 23.7 percent of net sales in fiscal 2012 and fiscal 2011. Average pricing for the year of 1.7% and ongoing efficiency initiatives were offset by commodity increases.

Operating wages – Bob Evans Restaurants’ non-GAAP cost of labor in fiscal 2012 was 38.2 percent of net sales, compared to 39.5 percent of net sales in fiscal 2011. The improvement resulted from labor productivity initiatives and a reduction in health insurance costs, partially offset by sales deleverage due to a decline in same-store sales.

Other operating expenses – Bob Evans Restaurants’ non-GAAP other operating expenses in fiscal 2012 were $167.8 million, or 17.3 percent of net sales, compared to $171.2 million, or 17.5 percent of net sales, in fiscal 2011. This decrease resulted from lower expenditures related to restaurant supplies, service contracts, utilities, and occupancy costs. The rate decline was partially offset by sales deleverage.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $61.4 million, or 6.3 percent of net sales, in fiscal 2012, compared with $64.1 million, or 6.6 percent of net sales, in fiscal 2011. The decline in expenses was due entirely to increased allocations of corporate expenses to the Mimi’s Café segment. Allocations to Mimi’s Café increased $4.1 million, compared to fiscal 2011.

Depreciation – Bob Evans Restaurants’ depreciation expenses were $49.1 million, or 5.1 percent of net sales, in fiscal 2012, compared with $48.6 million, or 5.0 percent of net sales, in fiscal 2011. The increase was due to increased capital spending in fiscal 2012 to support new restaurant development and the restaurant refresh program. The average cost of a refresh was approximately $230,000 in fiscal 2012.

Fiscal 2012 – Quarter 4 p 5

Fiscal 2012 Mimi’s Cafe segment summary

Mimi’s Café’s non-GAAP fiscal 2012 operating income was $1.0 million, compared with non-GAAP fiscal 2011 operating income of $6.0 million. The decrease in profitability was due primarily to an increase of $4.1 million in allocated SG&A to fully reflect the corporate support Mimi’s is receiving, as well as a charge of $1.3 million to reflect higher workers’ compensation expense from previously existing claims, primarily for claims arising in California. Excluding those factors, operating income was approximately flat on reduced sales as cost control activities and efficiency improvements were able to offset the sales decline.

Net sales – Mimi’s Café’s non-GAAP net sales were $364.1 million in fiscal 2012, a 4.3 percent decrease, compared to $380.3 million in fiscal 2011. Same-store sales at Mimi’s Cafe decreased 4.0 percent in fiscal 2012, with average menu prices up 3.4 percent.

During fiscal 2012, Mimi’s Café performed a minor remodel on one restaurant, and did not open or rebuild any restaurants.

	SSS Restaurants	Feb.	March	April	4Q FY ’12	FY 2012
Mimi’s Café	143	-0.2%	-5.3%	-3.6%	-3.1%	-4.0%

Cost of sales – Mimi’s Café’s non-GAAP cost of sales was 26.8 percent of net sales in fiscal 2012, compared to 27.3 percent of net sales in fiscal 2011. Cost of sales decreased in fiscal 2012 due to pricing and ongoing efficiency initiatives, including the actual-versus-theoretical food cost program, which were partially offset by commodity increases.

Operating wages – Mimi’s Café’s non-GAAP cost of labor in fiscal 2012 was 37.2 percent of net sales, compared to 37.1 percent of net sales in fiscal 2011. Operating wages as a percent of net sales increased as a result of the negative effect of the $1.3 million workers’ compensation provision, referenced above, and sales deleverage.

Other operating expenses – Mimi’s Café’s non-GAAP other operating expenses in fiscal 2012 were $81.3 million, or 22.3 percent of net sales, compared to $83.3 million, or 21.9 percent of net sales in fiscal 2011. The decrease in other operating expense dollars was the result of decreases in controllable expenses, such as utility costs, and gift/credit card processing fees.

SG&A – Mimi’s Café’s non-GAAP SG&A expenses in fiscal 2012 were $25.3 million, or 6.9 percent of net sales, compared to $21.9 million, or 5.8 percent of net sales, in fiscal 2011. The SG&A increase resulted primarily from increased allocations of $4.1 million to better reflect the corporate support Mimi’s is receiving, partially offset by cost control initiatives.

Fiscal 2012 – Quarter 4 p 6

Fiscal 2012 Foods segment summary

The Foods segment’s non-GAAP operating income was $19.7 million, or 6.3 percent of net sales, in fiscal 2012, compared with non-GAAP operating income of $25.8 million, or 8.1 percent of net sales, in fiscal 2011. The operating income decline in fiscal 2012 was due primarily to a year-over-year increase in commodity costs, of which sows accounted for $4.6 million, and an increase in promotional discounts of $4.4 million, partially offset by a decline in SG&A expenses, as discussed below.

Net sales – The Foods segment’s net sales were $314.7 million in fiscal 2012, down 1.6 percent, compared to $320.0 million in fiscal 2011. Total pounds sold were essentially flat, while an increase in promotional discounts of $4.4 million, primarily in response to competitive pressures to protect market share, contributed to the decline in net sales. Promotional discounts and other selling allowances affect the income statement as a reduction to the gross sales line.

Cost of sales – The Foods segment’s cost of sales was 57.5 percent of net sales in fiscal 2012, compared to 54.7 percent of net sales in fiscal 2011. The increase was due primarily to higher sow costs relative to the prior year. Sow costs averaged $61.58 per hundredweight in fiscal 2012, compared to $57.17 in fiscal 2011.

Operating wages – The Foods segment’s cost of labor was 8.8 percent of net sales in fiscal 2012, compared to 10.2 percent of net sales in fiscal 2011. The improvement was due to outsourcing of distribution services to a third party beginning in the second quarter of fiscal 2012, subsequent to the Company’s sale of its Springfield, Ohio, distribution center, as well as efficiencies resulting from the Company’s ongoing manufacturing productivity initiatives. The operating wages and fringe benefits related to the sale of the distribution center are now classified as other operating expenses, as the distribution center is operated by an unrelated third party.

Other operating expenses – The Foods segment’s other operating expenses were 6.1 percent of net sales in fiscal 2012, compared to 5.1 percent of net sales in fiscal 2011. The increase was due primarily to costs associated with outsourcing distribution services, as noted above.

SG&A – The Foods segment’s non-GAAP SG&A expenses were 18.3 percent of net sales in fiscal 2012, compared to 18.8 percent of net sales in fiscal 2011. The improvement was due to a reduction in consulting fees, tighter cost controls, lower incentive compensation, and lower advertising costs.

Fourth-quarter fiscal 2012 commentary

Fourth quarter results reflect same-store sales momentum that slowed during the middle of the quarter. However, April reflected a moderating sales trend in both concepts. During April, Bob Evans Restaurants implemented a $9.99 three-course dinner platform, headlined by three steak entrees, to address sales weakness at dinner. Davis noted, “Early results of the $9.99 dinner program are encouraging. Our $6 Farmhouse Deals, $6.99 Endless Farmhouse Lunch, and bakery offerings, have been driving results, particularly at breakfast and lunch, and the $9.99 dinner drove positive dinner traffic in May. Dinner is a critical component of our plan to return to consistent positive same-store sales growth. We plan to bring a similar offering to Mimi’s Café in the near future and expect it will also have a positive effect on sales.

Fiscal 2012 – Quarter 4 p 7

“In our Foods segment, increased promotional spending, primarily in response to competitive pressures to protect market share, negatively affected results. However, during the quarter we received an authorization from our largest customer for shipment of one of the new varieties of our frozen breakfast burritos that was launched in January. We believe the effort we have put into rebuilding our frozen foods presence is beginning to pay off. Along with our high-growth side dish business, we believe our new products pipeline in frozen products is set to facilitate growth in market segments that align well with our customers’ focus on value, quality, and convenience.”

Fourth-quarter fiscal 2012 consolidated results

The Company reported consolidated operating income of $28.8 million in the fourth quarter of fiscal 2012. The fourth-quarter results include the negative net pretax impact of $1.8 million, or $1.3 million after-tax, from the following items:

•

$0.4 million and $2.3 million in Bob Evans Restaurants and Mimi’s Café, respectively, for fixed asset impairments related to underperforming restaurants. These noncash charges increased each segment’s SG&A line.

•	$1.2 million charge for losses on sale of assets that increased the SG&A line of Bob Evans Restaurants.

•	$0.2 million for gains on sale of assets that reduced the SG&A line of the Foods segment.

•	$1.8 million and $0.2 million of additional income for Bob Evans Restaurants and Mimi’s Café, respectively, as a result of eliminating a two-day early reporting cutoff.

Excluding the $1.8 million negative net impact of these charges, the Company’s fourth quarter fiscal 2012 reported operating income would have been approximately $30.6 million, or 7.5 percent of net sales.

Earnings per diluted share for fourth quarter fiscal 2012 were reported at $0.76. Excluding the net negative impact of the aforementioned charges, diluted earnings per share would have been $0.80.

The Company reported consolidated operating income of $27.8 million in the fourth quarter of fiscal 2011. The fourth quarter fiscal 2011 results include the negative net pretax impact of $5.1 million, or $3.9 million after tax, from the following items:

•

$1.1 million and $3.5 million in Bob Evans Restaurants and Mimi’s Café, respectively, for fixed asset impairments related to underperforming restaurants and various other properties. These noncash charges affected each segment’s SG&A line.

•	$0.2 million and $0.2 million in Bob Evans Restaurants and the Foods segment, respectively, for retirement and severance charges. These charges affected each segment’s SG&A line.

Excluding this negative total net impact of $5.1 million, the Company’s fourth quarter fiscal 2011 reported operating income would have been approximately $32.9 million, or 7.9 percent of net sales.

Fiscal 2012 – Quarter 4 p 8

Earnings per diluted share for fourth quarter fiscal 2011 were reported at $0.60. Excluding the net negative impact of the aforementioned charges, diluted earnings per share would have been $0.73.

During the fourth quarter of fiscal 2012, the tax rate recorded by the Company was 18.0%, driven primarily by favorable reserve adjustments. Had the tax rate been 31.0%, as the Company guided to for the fourth quarter, non-GAAP diluted EPS would have been $0.68, down 6.8% from last year’s EPS of $0.73.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Fourth-quarter fiscal 2012 consolidated income statement summary

Below is a summary of the Company’s consolidated fourth-quarter fiscal 2012 income statement.

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Net sales – Consolidated non-GAAP net sales were $406.5 million in the fourth quarter of fiscal 2012, a 2.9 percent decrease, compared to $418.7 million in the fourth quarter of fiscal 2011. This decrease was the result of net sales declines in the Foods segment as well as same-store sales declines at Mimi’s Café and, to a lesser extent, Bob Evans Restaurants.

•

Operating income – Consolidated non-GAAP operating income was $30.6 million, or 7.5% of net sales, in fiscal 2012, compared to $32.9 million, or 7.9% of net sales, in fiscal 2011. This decrease in both dollars and rate was due to the impact of sales declines at Mimi’s Café and the Foods segment, along with higher promotional discounts in the Foods segment, partially offset by improved profitability at Bob Evans Restaurants, in spite of an additional $1 million invested in pre-opening expenses.

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Net interest expense – The Company’s net interest expense was $1.9 million in the fourth quarter of fiscal 2012, compared to $2.1 million in the fourth quarter of fiscal 2011. The decrease was the result of lower average borrowings in the fourth quarter of fiscal 2012, compared to the fourth quarter of fiscal 2011.

•

Income taxes – The Company’s non-GAAP effective tax rate in the fourth quarter of fiscal 2012 was 18.6 percent, compared to 27.7 percent in the fourth quarter of fiscal 2011. The lower effective tax rate in fiscal 2012 reflects significant tax benefits for favorable tax reserve adjustments, additional Work Opportunity Tax Credit, and benefits from investments in Corporate Owned Life Insurance.

Fiscal 2012 – Quarter 4 p 9

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 29.1 million in the fourth quarter of fiscal 2012, compared to 30.4 million in the fourth quarter of fiscal 2011. The Company repurchased 619,310 shares for $23.3 million in the fourth quarter of fiscal 2012.

Fourth-quarter fiscal 2012 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ fiscal 2012 fourth-quarter non-GAAP operating income was $24.8 million, or 10.3 percent of net sales, compared with $21.3 million, or 8.8 percent of net sales, last year. The primary drivers of the increase in profitability were cost of sales and other operating cost reductions.

Net sales – Bob Evans Restaurants’ non-GAAP net sales were $239.6 million in the fourth quarter of fiscal 2012, compared with sales of $241.3 million last year. The decline of approximately 0.7 percent was driven by a same-store sales decline, and the impact of 10 restaurant closures since last year. The fourth-quarter same-store sales decline of 0.6 percent lagged the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

During the fourth quarter of fiscal 2012, Bob Evans Restaurants:

•	Refreshed 39 restaurants.

•	Opened two restaurants.

•	Rebuilt one restaurant.

Cost of sales – Bob Evans Restaurants’ non-GAAP cost of sales was 23.6 percent of net sales in the fourth quarter of fiscal 2012, compared to 24.2 percent in the fourth quarter of fiscal 2011. The decrease in cost of sales as a percent of net sales was due to pricing of approximately 1.7 percent and ongoing efficiency initiatives, including the actual-versus- theoretical food cost program, which were partially offset by commodity increases.

Operating wages – Bob Evans Restaurants’ non-GAAP cost of labor was 38.5 percent of net sales in the fourth quarter of fiscal 2012, flat with the fourth quarter of fiscal 2011. Labor productivity initiatives were offset by negative leverage due to declines in same-store sales.

Other operating expenses – Bob Evans Restaurants’ non-GAAP other operating expenses were 15.6 percent of net sales in the fourth quarter of fiscal 2012, compared to 16.6 percent of net sales in the fourth quarter of fiscal 2011. This decrease resulted from lower expenditures related to service contracts, advertising, utilities, and occupancy costs, partially offset by sales deleverage due to same-store sales declines, and an increase of pre-opening expenses of $1.0 million compared to last year.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were 6.7 percent of net sales in the fourth quarter of fiscal 2012, compared with 6.8 percent in the fourth quarter of fiscal 2011. The decrease was due to increased allocations of corporate expenses to Mimi’s Café of approximately $0.9 million.

Fiscal 2012 – Quarter 4 p 10

Fourth-quarter fiscal 2012 Mimi’s Cafe segment summary

Mimi’s Cafe’s fourth-quarter fiscal 2012 non-GAAP operating income was $2.2 million, or 2.4 percent of net sales, compared with $4.0 million, or 4.1 percent of net sales, in 2011. The primary drivers of the decline in earnings were decreased sales, a charge of $1.3 million to reflect higher workers’ compensation expense from previously existing claims, primarily for claims arising in California, and a $0.9 million increase in SG&A allocations, partially offset by cost of sales efficiencies and spending reductions in direct SG&A.

Net sales – Mimi’s Cafe’s non-GAAP net sales were $93.7 million, a 3.1 percent decrease compared to $96.8 million in the fourth quarter of fiscal 2011. The decrease resulted from declines in same-store sales of 3.1% in the fourth quarter of fiscal 2012, with average menu prices up 1.2%. At Mimi’s Café, same-store sales declines of 3.1 percent trailed the Knapp Track™ casual dining index of 1.2 percent for the same period.

During the fourth quarter of fiscal 2012, Mimi’s Café performed a minor remodel on one restaurant, and did not open or rebuild any restaurants.

Cost of sales – Mimi’s Café’s non-GAAP cost of sales was 26.5 percent of net sales in the fourth quarter of fiscal 2012, compared to 27.0 percent in the fourth quarter of fiscal 2011. The decrease in cost of sales as a percent of net sales was due to the pricing increase, as well as ongoing efficiency initiatives including the actual-versus-theoretical food cost program, which were partially offset by commodity increases.

Operating wages – Mimi’s Cafe’s non-GAAP cost of labor was 37.3 percent of net sales in the fourth quarter of fiscal 2012, compared to 35.4 percent in the fourth quarter of fiscal 2011. The increase in cost resulted from a charge of $1.3 million to reflect higher workers’ compensation expense from previously existing claims, primarily for claims arising in California. Excluding these charges, operating wages would have increased slightly as a percentage of sales, due primarily to sales deleverage.

Other operating expenses – Mimi’s Café’s non-GAAP other operating expenses were 20.8 percent of net sales in the fourth quarter of fiscal 2012, compared to 21.2 percent of net sales in the fourth quarter of fiscal 2011. This decrease resulted from lower expenditures related to service contracts, restaurant supplies, utilities, and gift/credit card processing fees.

SG&A – Mimi’s Café’s non-GAAP SG&A expenses were $6.4 million, or 6.8 percent of net sales, in the fourth quarter of fiscal 2012, compared to $5.8 million, or 6.0 percent of net sales, in the fourth quarter of fiscal 2011. The increase was the result of the $0.9 million increase in corporate allocations to Mimi’s Café. Direct SG&A declined year-over-year, reflecting Mimi’s ongoing cost reduction initiatives.

Fourth-quarter fiscal 2012 Foods segment summary

Non-GAAP operating income was $3.6 million, or 4.9 percent of net sales, in the fourth quarter, compared with $7.6 million, or 9.4 percent of sales, last year. The primary driver of the decline was an increase in promotional discounts of $4.2 million.

Fiscal 2012 – Quarter 4 p 11

Net sales – The Foods segment’s fourth-quarter fiscal 2012 net sales were $73.2 million, down 9.2 percent, compared to $80.6 million in the fourth quarter of fiscal 2011. Volume was down 1.3 percent, in part due to the earlier fiscal year 2012 Easter holiday, which had the effect of shifting approximately $1.0 million of sales out of the fourth quarter of fiscal 2012, and into the first quarter of fiscal 2013. Promotional discounts provided to retailers increased $4.2 million, primarily in response to competitive pressures to protect market share. Promotional discounts and other selling allowances are included as a reduction to net sales.

Cost of sales – The Foods segment’s fourth-quarter fiscal 2012 cost of sales was 57.7 percent of net sales, compared to 54.6 percent of net sales in the fourth quarter of fiscal 2011. The increase was due primarily to the deleverage effect of the net sales decline. Sow costs were about flat compared to last year’s fourth quarter.

Operating wages – The Foods segment’s fourth-quarter fiscal 2012 cost of labor was 8.4 percent of net sales, compared to 8.1 percent of net sales in the fourth quarter of fiscal 2011. The increase was due primarily to negative leverage as a result of significant increases in promotional discounts, which are netted against sales, and declines in total pounds sold. Partially offsetting these negative effects, were ongoing lean manufacturing productivity initiatives started in the second quarter of fiscal 2011, and the sale of the Springfield, Ohio, distribution center in the second quarter of fiscal 2012. The operating wages and fringe benefits, related to the sale of the distribution center, are classified as other operating expenses, as the distribution center is now operated by an unrelated third party.

Other operating expenses – The Foods segment’s other operating expenses were 7.1 percent of net sales in the fourth quarter of fiscal 2012, compared to 5.6 percent of net sales in the fourth quarter of fiscal 2011. The cost increase was due to fees associated with the third-party distribution agreement related to the sale of the distribution center, partially offset by lean manufacturing productivity initiatives. The fees associated with the third-party distribution agreement are now classified as other operating expenses, as noted above.

SG&A – The Foods segment’s non-GAAP SG&A expenses were 18.3 percent of net sales in the fourth quarter of fiscal 2012, compared to 19.2 percent of net sales in the fourth quarter of fiscal 2011. The improvement in costs resulted from general SG&A cost controls and lower incentive compensation.

Fiscal year 2013 and longer-term outlook

The Company expects earnings per share of approximately $2.66 to $2.72 in fiscal 2013. The Company also reaffirms its average annual long-term earnings growth rate guidance of approximately 7 to 10 percent.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s filings with the Securities & Exchange Commission.

Davis said, “We are excited and confident about capitalizing on the growth opportunities ahead, including: more significant new restaurant growth at Bob Evans Restaurants; the ongoing transformation of existing Bob Evans Restaurants with the Farm-Fresh Refresh remodel program; increased marketing support for Bob Evans Restaurants; continued Foods segment distribution and market share growth; and ongoing exploration of inorganic growth opportunities in the Foods segment.

Fiscal 2012 – Quarter 4 p 12

“Rest assured, we are pursuing growth in a measured and disciplined manner. We will not allow ourselves to abandon the discipline that has enabled our Company to deliver consistent adjusted earnings growth, even under challenging economic conditions.”

Particular assumptions for the Company’s full-year outlook include the following:

Consolidated Company highlights

•	Net sales – approximately $1.7 billion.

•	Depreciation and amortization – approximately $85 to $95 million.

•	Net interest expense – approximately $9.0 to $10.0 million.

•	Effective tax rate – approximately 33.5 percent to 34.5 percent

•	Diluted weighted-average annual share count – approximately 28.5 to 29.0 million.

The Company expects to spend its remaining $29.5 million of share repurchase authorization during fiscal 2013.

•	Capital expenditures – approximately $150 to $160 million.

This estimate includes a total of approximately $20-$25 million for up to 10 new Bob Evans restaurants; $30-$35 million for the Farm-Fresh Refresh remodel program at Bob Evans Restaurants; $23-$26 million for the recently announced expansion of the Foods segment’s plant in Sulphur Springs, Texas; $6 million for enhancements to the Foods segment’s transportation center in Springfield, Ohio; $1 million for remodels of three Mimi’s Café restaurants; $20-$25 million related to construction of a new corporate campus in New Albany, Ohio; and $10-$12 million for ERP design and implementation.

Bob Evans Restaurants segment

•

Net sales: Full-year same-store sales increases between 1.0 and 3.0 percent, driven by new value platforms, and $4 million of increased marketing investment. The Company plans to build up to 10 new Bob Evans Restaurants.

•	Cost of sales: Commodity inflation of 2.0 to 3.0 percent; categories expected to drive the cost increase include beef, poultry, bakery and potatoes.

•	Operating margins: 9.5 to 10.0 percent.

The Company also expects pre-opening expenses related to new restaurant openings and Farm-Fresh Refresh remodel activity to grow $2.0 million, from $3.2 million in fiscal 2012 to $5.2 million in fiscal 2013. The Company expects to record the majority of this incremental impact in the first, third and fourth quarters.

Fiscal 2012 – Quarter 4 p 13

Mimi’s Café segment

•	Net sales: Full-year same-store sales in the -2.0 percent to 1.0 percent range, supported by $1 million of increased marketing investment.

•	Cost of sales: Commodity inflation of 2.0 to 3.0 percent; categories expected to drive the cost increase include beef; gravies, sauces and soups; poultry; and potatoes.

•	Operating margins: 0.5 to 1.5 percent.

The Company plans to remodel three Mimi’s Café restaurants at a total cost of approximately $1 million, but does not plan to build new Mimi’s Cafe restaurants during fiscal 2013.

Foods segment

•	Net sales: Overall net sales of $340 million to $360 million, driven by new product introductions and distribution gains in both retail and food service.

•	Cost of sales: Based on recent annual pricing trends, average sow costs of approximately $60 to $65 per hundredweight for the full year.

•	Operating margins: 7.5 to 8.5 percent.

On May 29, 2012, the Company announced its intention to close two Foods’ production plants in the second quarter of fiscal year 2014. The Company anticipates a total annual pretax benefit of approximately $7 million to $8 million. Partial realization of the pretax benefits, amounting to $4 million to $5 million, will commence in fiscal 2014, with full realization expected by fiscal 2015.

The Company anticipates taking the following estimated pretax charges during fiscal 2013 and 2014: approximately $2.5 million to $3.5 million in cash for termination benefits and other employee costs; and approximately $1 million in cash for plant decommissioning costs, primarily during fiscal 2014. The guidance provided excludes these costs.

Company to host conference call on Wednesday, June 6, 2012

The Company will host a conference call to discuss its year-end results at 10 a.m. (ET) on Wednesday, June 6, 2012. The dial-in number is (800) 690-3108, access code 79304596. A replay will be available at (800) 585-8367, access code 79304596.

To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the fourth fiscal quarter (April 27, 2012), Bob Evans owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Fiscal 2012 – Quarter 4 p 14

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2011, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Fiscal 2012 – Quarter 4 p 15

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2012 – Quarter 4

Note: amounts are in thousands, except per share amounts. Tables may not foot due to rounding.

Disclosure regarding non-GAAP financial measures

The Company uses adjusted operating income, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share as measures for comparing its performance to prior periods and competitors, and believes it is useful because it provides investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain charges and gains. Adjusted operating income, adjusted net income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share are not recognized GAAP terms.

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Three Months Ended		Twelve Months Ended
	April 27, 2012	April 29, 2011	April 27, 2012	April 29, 2011
Operating income as reported:
Bob Evans Restaurant	$24,946	$20,005	$88,810	$73,426
Mimi’s Café	107	477	(1,436)	(7,657)
Foods	3,738	7,328	20,500	22,771

	28,791	27,810	107,874	88,540

Adjustments:
Bob Evans Restaurant
Impairment	393	1,138	3,199	1,896
Severance	—	173	—	854
Loss on sale of assets	1,243	—	836	—
Two-day early cutoff	(1,803)	—	(1,803)	—

Total Bob Evans Restaurant Adjustments	(167)	1,311	2,232	2,750

Mimi’s Café
Impairment	2,327	3,535	2,327	13,070
Severance	—	—	287	569
Two-day early cutoff	(207)	—	(207)	—

Total Mimi’s Café Adjustments	2,120	3,535	2,407	13,639

Foods
Impairment	—	—	87	—
Severance	—	222	—	2,995
Gain on sale of assets	(158)	—	(847)	—

Total Foods Adjustments	(158)	222	(760)	2,995

Total Adjustments
Impairment	2,720	4,673	5,613	14,966
Severance	—	395	287	4,418
Loss (gain) on sale of assets	1,085	—	(11)	—
Two-day early cutoff	(2,010)	—	(2,010)	—

	1,795	5,068	3,879	19,384

Adjusted Operating Income
Bob Evans Restaurant	24,779	21,316	91,042	76,176
Mimi’s Café	2,227	4,012	971	5,982
Foods	3,580	7,550	19,740	25,766

Total	$30,586	$32,878	$111,753	$107,924

Fiscal 2012 – Quarter 4 p 16

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Consolidated Results				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	April 27, 2012	% of Sales	April 29, 2011	% of Sales	April 27, 2012	% of Sales	April 29, 2011	% of Sales
Operating income as reported

Net Sales	$413,528		$418,700		$244,729		$241,307

Cost of sales	125,230	30.3%	128,548	30.7%	57,716	23.6%	58,375	24.2%

Operating wages	135,647	32.8%	133,730	31.9%	93,609	38.3%	92,898	38.5%

Other operating	62,457	15.1%	65,141	15.6%	37,644	15.4%	40,111	16.6%

S,G&A	40,218	9.7%	42,784	10.2%	18,146	7.4%	17,741	7.4%

Depr. & amort	21,185	5.1%	20,687	5.0%	12,668	5.2%	12,177	5.0%

Total as reported	28,791	7.0%	27,810	6.6%	24,946	10.2%	20,005	8.3%

Adjustments

Net Sales	(6,984)		—		(5,085)		—

Cost of sales	(1,709)		—		(1,204)		—

Operating wages	(2,252)		—		(1,350)		—

Other operating	(501)		—		(363)		—

S,G&A	(4,317)		(5,068)		(2,001)		(1,311)

Depr. & amort	—		—		—		—

Total adjustments	1,795		5,068		(167)		1,311

Adjusted Operating Income

Net Sales	406,544		418,700		239,644		241,307

Cost of sales	123,521	30.4%	128,548	30.7%	56,512	23.6%	58,375	24.2%

Operating wages	133,395	32.8%	133,730	31.9%	92,259	38.5%	92,898	38.5%

Other operating	61,956	15.2%	65,141	15.6%	37,281	15.6%	40,111	16.6%

S,G&A	35,901	8.8%	37,716	9.0%	16,145	6.7%	16,430	6.8%

Depr. & amort	21,185	5.2%	20,687	5.0%	12,668	5.3%	12,177	5.0%

Total adjusted	30,586	7.5%	32,878	7.9%	24,779	10.3%	21,316	8.8%

Net interest expense	1,909		2,067

Income Before Income Taxes as reported	26,882		25,743
Adjustments	1,795		5,068

Adjusted Income Before Income Taxes	28,677		30,811
Provision for Income Taxes as reported	4,846		7,385
Income Tax effect of adjustments	487		1,145

Adjusted Provision for Income Taxes	5,333		8,530

Net Income as reported	22,036		18,358
Adjustments	1,308		3,923

Adjusted Net Income	$23,344		$22,281
Earnings Per Share
Basic as reported	$0.76		$0.61
Adjustments	$0.05		$0.13
Adjusted Basic	$0.81		$0.74
Diluted as reported	$0.76		$0.60
Adjustments	$0.04		$0.13
Adjusted Diluted	$0.80		$0.73

Average Shares Outstanding
Basic	28,991		30,284
Diluted	29,134		30,392

Fiscal 2012 – Quarter 4 p 17

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Mimi’s Café				Foods
	Three Months Ended				Three Months Ended
	April 27, 2012	% of Sales	April 29, 2011	% of Sales	April 27, 2012	% of Sales	April 29, 2011	% of Sales
Operating income as reported

Net Sales	$95,630		$96,768		$73,169		$80,625

Cost of sales	25,301	26.5%	26,172	27.0%	42,213	57.7%	44,002	54.6%

Operating wages	35,886	37.5%	34,277	35.4%	6,152	8.4%	6,555	8.1%

Other operating	19,588	20.5%	20,495	21.2%	5,225	7.1%	4,535	5.6%

S,G&A	8,834	9.2%	9,310	9.6%	13,238	18.1%	15,733	19.5%

Depr. & amort	5,914	6.2%	6,037	6.2%	2,603	3.6%	2,472	3.1%

Total as reported	107	0.1%	477	0.5%	3,738	5.1%	7,328	9.1%

Adjustments

Net Sales	(1,899)		—		—		—

Cost of sales	(505)		—		—		—

Operating wages	(902)		—		—		—

Other operating	(138)		—		—		—

S,G&A	(2,474)		(3,535)		158		(222)

Depr. & amort	—		—		—		—

Total adjustments	2,120		3,535		(158)		222

Adjusted Operating Income

Net Sales	93,731		96,768		73,169		80,625

Cost of sales	24,796	26.5%	26,172	27.0%	42,213	57.7%	44,002	54.6%

Operating wages	34,984	37.3%	34,277	35.4%	6,152	8.4%	6,555	8.1%

Other operating	19,450	20.8%	20,495	21.2%	5,225	7.1%	4,535	5.6%

S,G&A	6,360	6.8%	5,775	6.0%	13,396	18.3%	15,511	19.2%

Depr. & amort	5,914	6.3%	6,037	6.2%	2,603	3.6%	2,472	3.1%

Total adjusted	2,227	2.4%	4,012	4.1%	3,580	4.9%	7,550	9.4%

Fiscal 2012 – Quarter 4 p 18

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Consolidated Results				Bob Evans Restaurants
	Twelve Months Ended				Twelve Months Ended
	April 27, 2012	% of Sales	April 29, 2011	% of Sales	April 27, 2012	% of Sales	April 29, 2011	% of Sales
Operating income as reported

Net Sales	$1,654,413		$1,676,906		$973,678		$976,666

Cost of sales	509,816	30.8%	509,849	30.4%	230,795	23.7%	231,132	23.7%

Operating wages	535,069	32.3%	559,193	33.3%	370,995	38.1%	385,482	39.5%

Other operating	268,799	16.2%	270,694	16.1%	168,164	17.3%	171,168	17.5%

S,G&A	150,743	9.1%	165,482	9.9%	65,832	6.8%	66,830	6.8%

Depr. & amort	82,112	5.0%	83,148	5.0%	49,082	5.0%	48,628	5.0%

Total as reported	107,874	6.5%	88,540	5.3%	88,810	9.1%	73,426	7.5%

Adjustments

Net Sales	(6,985)		—		(5,086)		—

Cost of sales	(1,709)		—		(1,204)		—

Operating wages	(2,252)		—		(1,350)		—

Other operating	(502)		—		(364)		—

S,G&A	(6,401)		(19,384)		(4,400)		(2,750)

Depr. & amort	—		—		—		—

Total adjustments	3,879		19,384		2,232		2,750

Adjusted Operating Income

Net Sales	1,647,428		1,676,906		968,592		976,666

Cost of sales	508,107	30.8%	509,849	30.4%	229,591	23.7%	231,132	23.7%

Operating wages	532,817	32.3%	559,193	33.3%	369,645	38.2%	385,482	39.5%

Other operating	268,297	16.3%	270,694	16.1%	167,800	17.3%	171,168	17.5%

S,G&A	144,342	8.8%	146,098	8.7%	61,432	6.3%	64,080	6.6%

Depr. & amort	82,112	5.0%	83,148	5.0%	49,082	5.1%	48,628	5.0%

Total adjusted	111,753	6.8%	107,924	6.4%	91,042	9.4%	76,176	7.8%

Net interest expense	7,884		8,866
Income Before Income Taxes as reported	99,990		79,674
Adjustments	3,879		19,384

Adjusted Income Before Income Taxes	103,869		99,058
Provision for Income Taxes as reported	27,140		25,510
Income Tax effect of adjustments	1,198		5,898

Adjusted Provision for Income Taxes	28,338		31,408
Net Income as reported	72,850		54,164
Adjustments	2,681		13,486

Adjusted Net Income	$75,531		$67,650

Earnings Per Share
Basic as reported	$2.45		$1.79
Adjustments	$0.09		$0.44
Adjusted Basic	$2.54		$2.22
Diluted as reported	$2.45		$1.78
Adjustments	$0.09		$0.44
Adjusted Diluted	$2.54		$2.22

Average Shares Outstanding
Basic	29,679		30,332
Diluted	29,781		30,422

Fiscal 2012 – Quarter 4 p 19

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Mimi’s Café				Foods
	Twelve Months Ended				Twelve Months Ended
	April 27, 2012	% of Sales	April 29, 2011	% of Sales	April 27, 2012	% of Sales	April 29, 2011	% of Sales
Operating income as reported

Net Sales	$366,015		$380,267		$314,720		$319,973

Cost of sales	98,081	26.8%	103,636	27.3%	180,940	57.5%	175,082	54.7%

Operating wages	136,287	37.2%	140,982	37.1%	27,787	8.8%	32,728	10.2%

Other operating	81,453	22.3%	83,297	21.9%	19,182	6.1%	16,229	5.1%

S,G&A	28,054	7.7%	35,574	9.4%	56,857	18.1%	63,078	19.7%

Depr. & amort	23,576	6.4%	24,435	6.4%	9,454	3.0%	10,085	3.2%

Total as reported	(1,436)	-0.4%	(7,657)	-2.0%	20,500	6.5%	22,771	7.1%

Adjustments

Net Sales	(1,899)		—		—		—

Cost of sales	(505)		—		—		—

Operating wages	(902)		—		—		—

Other operating	(138)		—		—		—

S,G&A	(2,761)		(13,639)		760		(2,995)

Depr. & amort	—		—		—		—

Total adjustments	2,407		13,639		(760)		2,995

Adjusted Operating Income

Net Sales	364,116		380,267		314,720		319,973

Cost of sales	97,576	26.8%	103,636	27.3%	180,940	57.5%	175,082	54.7%

Operating wages	135,385	37.2%	140,982	37.1%	27,787	8.8%	32,728	10.2%

Other operating	81,315	22.3%	83,297	21.9%	19,182	6.1%	16,229	5.1%

S,G&A	25,293	6.9%	21,935	5.8%	57,617	18.3%	60,083	18.8%

Depr. & amort	23,576	6.5%	24,435	6.4%	9,454	3.0%	10,085	3.2%

Total adjusted	971	0.3%	5,982	1.6%	19,740	6.3%	25,766	8.1%

Fiscal 2012 – Quarter 4 p 20

Fourth quarter (Q4), ended April 27, 2012, compared to the corresponding period a year ago:

	Consolidated Results
	Q4 2012	% of sales	Q4 2011	% of sales
Net sales	$413,528		$418,700

Cost of sales	125,230	30.3%	128,548	30.7%
Operating wages	135,647	32.8%	133,730	31.9%
Other operating	62,457	15.1%	65,141	15.6%
S,G&A	40,218	9.7%	42,784	10.2%
Depr. & amort.	21,185	5.1%	20,687	5.0%

Operating income	28,791	7.0%	27,810	6.6%

Interest	1,909	0.5%	2,067	0.5%

Pre-tax income	26,882	6.5%	25,743	6.1%

Income taxes	4,846	1.2%	7,385	1.7%

Net income	$22,036	5.3%	$18,358	4.4%

EPS—basic	$0.76		$0.61
EPS—diluted	$0.76		$0.60

Dividends paid per share	$0.25		$0.20

Weighted average shares outstanding:
Basic	28,991		30,284
Dilutive stock options	143		108

Diluted	29,134		30,392

Shares outstanding at quarter-end	28,610		30,229

Income taxes, as a percentage of pre-tax income, were 18.0% vs. 28.7%

	Bob Evans Restaurants		Mimi’s Café		Foods
	Q4 2012	Q4 2011	Q4 2012	Q4 2011	Q4 2012	Q4 2011
Net sales	$244,729	$241,307	$95,630	$96,768	$73,169	$80,625

Cost of sales	23.6%	24.2%	26.5%	27.0%	57.7%	54.6%
Operating wages	38.3%	38.5%	37.5%	35.4%	8.4%	8.1%
Other operating	15.4%	16.6%	20.5%	21.2%	7.1%	5.6%
S,G&A	7.4%	7.4%	9.2%	9.6%	18.1%	19.5%
Depr. & amort.	5.2%	5.0%	6.2%	6.2%	3.6%	3.1%

Operating income	10.2%	8.3%	0.1%	0.5%	5.1%	9.1%

Fiscal 2012 – Quarter 4 p 21

Fiscal Year (FY), ended April 27, 2012, compared to the corresponding period a year ago:

	Consolidated Results
	FY 2012	% of sales	FY 2011	% of sales
Net sales	$1,654,413		$1,676,906

Cost of sales	509,816	30.8%	509,849	30.4%
Operating wages	535,069	32.3%	559,193	33.3%
Other operating	268,799	16.2%	270,694	16.1%
S,G&A	150,743	9.1%	165,482	9.9%
Depr. & amort.	82,112	5.0%	83,148	5.0%

Operating income	107,874	6.5%	88,540	5.3%

Interest	7,884	0.5%	8,867	0.5%

Pre-tax income	99,990	6.0%	79,673	4.8%

Income taxes	27,140	1.6%	25,510	1.6%

Net income	$72,850	4.4%	$54,163	3.2%

EPS—basic	$2.45		$1.79
EPS—diluted	$2.45		$1.78

Dividends paid per share	$0.95		$0.78

Weighted average shares outstanding:
Basic	29,679		30,332
Dilutive stock options	102		90

Diluted	29,781		30,422

Shares outstanding at year-end	28,610		30,229

Income taxes, as a percentage of pre-tax income, were 27.1% vs. 32.0%

	Bob Evans Restaurants		Mimi’s Café		Foods
	FY 2012	FY 2011	FY 2012	FY 2011	FY 2012	FY 2011
Net sales	$973,678	$976,666	$366,015	$380,267	$314,720	$319,973

Cost of sales	23.7%	23.7%	26.8%	27.3%	57.5%	54.7%
Operating wages	38.1%	39.5%	37.2%	37.1%	8.8%	10.2%
Other operating	17.3%	17.5%	22.3%	21.9%	6.1%	5.1%
S,G&A	6.8%	6.8%	7.7%	9.4%	18.1%	19.7%
Depr. & amort.	5.0%	5.0%	6.4%	6.4%	3.0%	3.2%

Operating income	9.1%	7.5%	-0.4%	-2.0%	6.5%	7.1%

Fiscal 2012 – Quarter 4 p 22

Bob Evans Restaurants Q4 Review:

Bob Evans Restaurants openings and closings:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569
2009	571	—	—	—	1	1	2	570
2008	579	—	—	1	1	2	10	571

•	Bob Evans Restaurants rebuilt restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Full Year
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2
2009	1	3	—	—	4
2008	2	2	1	3	8

•	Bob Evans Restaurants remodel restaurant openings, by quarter, for fiscal year 2012:

Q1	Q2	Q3	Q4	Full Year
2	31	15	39	87

Fiscal 2012 – Quarter 4 p 23

•	Bob Evans Restaurants same-store sales analysis (24-month core; 554 restaurants):

	Fiscal 2012			Fiscal 2011			Fiscal 2010
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(1.5)	0.8	(2.3)	(3.5)	1.8	(5.3)	(2.8)	2.7	(5.5)
June	(2.0)	1.0	(3.0)	(3.1)	2.0	(5.1)	(2.5)	2.2	(4.7)
July	(1.8)	2.0	(3.8)	(3.7)	2.0	(5.7)	(3.7)	2.3	(6.0)

Q1	(1.8)	1.3	(3.1)	(3.5)	1.9	(5.4)	(3.0)	2.4	(5.4)

August	(2.6)	2.0	(4.6)	(1.8)	2.0	(3.8)	(3.0)	2.3	(5.3)
September	(1.9)	2.0	(3.9)	(0.6)	1.8	(2.4)	(3.5)	2.4	(5.9)
October	(0.3)	2.0	(2.3)	(0.5)	1.8	(2.3)	(2.0)	2.4	(4.4)

Q2	(1.5)	2.0	(3.5)	(0.9)	1.9	(2.8)	(2.8)	2.3	(5.1)

November	0.1	1.9	(1.8)	6.1	1.9	4.2	(5.0)	0.7	(5.7)
December	2.4	2.2	0.2	(5.0)	1.9	(6.9)	(3.5)	0.7	(4.2)
January	2.3	2.0	0.3	(1.7)	1.4	(3.1)	(4.2)	1.3	(5.5)

Q3	1.6	2.0	(0.4)	(0.5)	1.8	(2.3)	(4.2)	0.9	(5.1)

February	2.2	1.7	0.5	3.2	1.0	2.2	(7.3)	1.9	(9.2)
March	(2.0)	1.7	(3.7)	(0.9)	1.0	(1.9)	(0.4)	1.9	(2.3)
April	(1.5)	1.8	(3.3)	1.3	1.0	0.3	(4.6)	1.9	(6.5)

Q4	(0.6)	1.7	(2.3)	1.2	1.0	0.2	(4.1)	1.9	(6.0)

Fiscal year	(0.6)	1.7	(2.3)	(1.0)	1.7	(2.7)	(3.5)	1.9	(5.4)

• Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Annual store sales ($) – FY12	$1,715,000

Q4 FY 2012 day part mix (%):
Breakfast	32%
Lunch	37%
Dinner	31%

Q4 FY 2012 check average ($)	$8.69

Fiscal 2012 – Quarter 4 p 24

Mimi’s Cafe Q4 Review:

Mimi’s Café restaurant openings and closings:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2012	145	—	—	—	—	—	—	145
2011	146	—	—	—	—	—	1	145
2010	144	—	1	1	—	2	—	146
2009	132	3	4	2	3	12	—	144
2008	115	1	2	8	6	17	—	132

Mimi’s Café remodeled restaurants, by quarter, for fiscal year 2012:

Q1	Q2	Q3	Q4	Full Year
—	—	—	1	1

•	Mimi’s Cafe same-store sales analysis (24-month core; 143 restaurants):

	Fiscal 2012			Fiscal 2011			Fiscal 2010
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(1.8)	4.2	(6.0)	(8.4)	2.4	(10.8)	(6.9)	2.4	(9.3)
June	(6.1)	4.2	(10.3)	(8.2)	2.7	(10.9)	(5.0)	2.3	(7.3)
July	(6.1)	4.2	(10.3)	(6.5)	2.7	(9.2)	(7.2)	2.3	(9.5)

Q1	(4.8)	4.2	(9.0)	(7.6)	2.6	(10.2)	(6.4)	2.3	(8.7)

August	(5.6)	4.2	(9.8)	(6.2)	2.7	(8.9)	(5.2)	2.2	(7.4)
September	(4.8)	4.2	(9.0)	(4.8)	2.7	(7.5)	(8.1)	2.2	(10.3)
October	(4.1)	4.2	(8.3)	(5.8)	2.2	(8.0)	(7.2)	2.2	(9.4)

Q2	(4.8)	4.2	(9.0)	(5.6)	2.6	(8.2)	(6.8)	2.2	(9.0)

November	(4.0)	4.2	(8.2)	0.8	2.3	(1.5)	(8.1)	2.2	(10.3)
December	(3.0)	4.2	(7.2)	(4.1)	2.3	(6.4)	(8.9)	2.2	(11.1)
January	(3.3)	4.0	(7.3)	(6.0)	1.7	(7.7)	(7.7)	2.2	(9.9)

Q3	(3.4)	4.1	(7.5)	(3.2)	2.1	(5.3)	(8.3)	2.2	(10.5)

February	(0.2)	4.0	(4.2)	(1.3)	1.7	(3.0)	(7.9)	2.3	(10.2)
March	(5.3)	—	(5.3)	(2.0)	5.7	(7.7)	(5.5)	2.3	(7.8)
April	(3.6)	—	(3.6)	(0.8)	5.7	(6.5)	(7.9)	2.3	(10.2)

Q4	(3.1)	1.2	(4.3)	(1.3)	4.5	(5.8)	(7.1)	2.3	(9.4)

Fiscal year	(4.0)	3.4	(7.4)	(4.5)	2.9	(7.4)	(7.2)	2.2	(9.4)

Fiscal 2012 – Quarter 4 p 25

•	Key restaurant sales data (core restaurants only):

Mimi’s Café
Annual store sales ($) – FY12	$2,511,000

Q4 FY 2012 day part mix (%):

Breakfast	22%
Lunch	41%
Dinner	37%

Q4 FY 2012 check average ($)	$11.71

Fiscal 2012 – Quarter 4 p 26

Foods Q4 Review:

•	Historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4	YTD
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17
2010	$43.24	$32.88	$40.14	$55.91	$42.18
2009	$28.69	$51.19	$49.03	$50.65	$44.93

•	We estimate that a $1.00 change in average cost per hundredweight of sows impacts the Foods segment’s annual cost of sales by approximately $1.0 million.

•	Pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	YTD
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%
2010	-2.9%	10.1%	20.9%	4.5%	8.2%
2009	16.4%	13.6%	-4.8%	2.4%	6.9%

•	Net sales review (dollars in thousands):

	Q4 2012	YTD 2012	Q4 2011	YTD 2011
Gross sales	$87,210	$361,883	$90,432	$362,778

Less: promotions	(12,997)	(43,799)	(9,075)	(39,871)

Less: returns and slotting	(1,044)	(3,364)	(732)	(2,934)

Net sales	$73,169	$314,720	$80,625	$319,973

Fiscal 2012 – Quarter 4 p 27

Balance Sheet Summary:

(in thousands)	April 27, 2012	April 29, 2011
Cash and equivalents	$35,946	$57,730
Other current assets	67,701	61,875
Net property, plant and equipment	883,295	900,878
Goodwill and other intangible assets	41,444	42,264
Other non-current assets	37,391	31,574

Total assets	$1,065,777	$1,094,321

Current portion of long-term debt	$38,571	$13,571
Other current liabilities	156,318	157,541
Long-term debt	97,145	135,716
Other long-term liabilities	117,157	123,383
Stockholders’ equity	656,586	664,110

Total liabilities and equity	$1,065,777	$1,094,321

Fiscal 2012 – Quarter 4 p 28